Exhibit 32

Section 1350 Certification

The following statement is being made to the Securities and Exchange Commission solely for purposes of Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350), which carries with it certain criminal penalties in the event of a knowing or willful misrepresentation.

Each of the undersigned hereby certifies that the Quarterly Report on Form 10-Q for the period ended March 31, 2018 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Dated:	May 4, 2018	/s/ E. Scott Santi
E. Scott Santi
Chairman & Chief Executive Officer

Dated:	May 4, 2018	/s/ Michael M. Larsen
Michael M. Larsen
Senior Vice President & Chief Financial Officer